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Securities and Exchange
WFS Receivables Corporation 3
December 15, 2003
Page 2

            Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that:

            The Notes, when executed and authenticated as specified in an Indenture and delivered to and paid for by the Underwriters as to that series of Notes pursuant to the underwriting agreement among the Underwriters, the Registrant and WFS Financial Inc, will constitute legal, valid and binding obligations of the issuing Trust, entitled to the benefits of the Indenture, and enforceable in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other laws, provisions or principles now or hereafter in effect affecting the enforcement of creditors' rights generally and except that no opinion is expressed as to the availability of remedies of specific performance, injunction or other forms of equitable relief, all of which may be subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any such proceeding may be brought.

            We consent to the filing of this opinion with, and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

                              Very truly yours,

                     /s/ Mitchell Silberberg & Knupp LLP
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                       Mitchell Silberberg & Knupp LLP